Exhibit 99.1

FOR IMMEDIATE RELEASE

COREPOINT LODGING REPORTS SECOND QUARTER 2019 RESULTS

IRVING, Texas – August 13, 2019 – CorePoint Lodging Inc. (NYSE: CPLG) (“CorePoint” or the “Company”), a pure play select-service hotel owner strategically focused on the midscale and upper midscale segments, today reported operational and financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 and Subsequent Highlights

•	Net loss of $19 million, or $0.32 loss per fully diluted share
•	Comparable RevPAR of $59.88, a decrease of 6.1% from the same period in 2018 with 455 basis points of RevPAR Index market share decline
•	Adjusted EBITDAre of $46 million
•	Adjusted FFO attributable to common stockholders of $29 million, or $0.50 per fully diluted share
•

Sold four non-core hotels for a combined gross sales price of approximately $19 million. Subsequent to quarter end, sold seven non-core hotels for a combined gross sales price of approximately $29 million. As a result, the Company has sold 13 hotels for a combined gross sales price of approximately $53 million in 2019

•	An additional 27 hotels are under contract with qualified buyers, expected to generate over $100 million of gross proceeds, that the Company expects to close by the end of 2019
•	To date in 2019, the Company has repurchased 2.2 million shares of its common stock at an average price of $11.70 per share for an aggregate purchase price of approximately $26 million
•	Second quarter dividend of $0.20 per share of common stock was paid on July 15, 2019 to holders of record on June 28, 2019

“After a solid start to the year with comparable RevPAR growth in the first quarter, we experienced a material underperformance in our hotels during the second quarter of 2019,” said Keith Cline, President and Chief Executive Officer of CorePoint. “While we expected the second quarter to be our weakest comparable RevPAR quarter year-over-year in 2019, primarily due to the anticipated headwinds in our oil-impacted markets, we believe the underperformance of our hotels is well outside normal expectations and reflects the revenue disruption we experienced following the transition and integration of our hotels to our third-party manager’s platforms in April.  We are pursuing all remedies at our disposal, including working with our third-party manager to address this continued disruption, to bring the performance of our hotels back in line with our expectations as quickly as possible.”

Mr. Cline added, “The pursuit of strategic initiatives to unlock the value in our portfolio through non-core asset sales has continued to generate interest among potential buyers and has reinforced our belief in the demand for these properties we originally anticipated. During the second quarter and to date in the third quarter, we have completed the sale of 11 hotels totaling 1,341 rooms for gross sales proceeds of $48 million. We have generated a total of $53 million in gross sales proceeds at strong valuation levels so far in 2019, and the sizable number of sales transactions we have under contract or in active negotiations gives us confidence this strategic initiative will enable us to continue to pay down debt and fund other value creation opportunities, including share repurchases.”

Selected Statistical and Financial Data

(Unaudited, $ in millions, except RevPAR and ADR)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	% Change		2019	2018	% Change
Net loss (1)	$(19)	$(48)	60.4%		$(46)	$(63)	27.0%
Loss from continuing operations, net of tax (1)	$(19)	$(28)	32.1%		$(46)	$(38)	(21.1%)
Total Revenues (1)	$219	$233	(6.0%)		$427	$429	(0.5%)

Pro Forma Adjusted EBITDAre (2)	$46	$58	(20.7%)		$89	$95	(6.3%)
Pro Forma Adjusted FFO attributable to common stockholders (2)	$29	$42	(31.0%)		$53	$64	(17.2%)

Comparable Occupancy (3)	68.5%	69.7%	(120)	bps	65.6%	65.1%	50	bps
Comparable ADR (3)	$87.39	$91.52	(4.5)%		$88.56	$90.94	(2.6)%
Comparable RevPAR (3)	$59.88	$63.78	(6.1)%		$58.14	$59.23	(1.8)%
Comparable Hotel Pro Forma Adjusted EBITDAre margin (2)(3)	23.6%	27.4%	(380)	bps	23.4%	25.2%	(180)	bps
(1)

For the three and six months ended June 30, 2018, historical balance reflects, for accounting and financial reporting purposes, La Quinta as being spun-off from CorePoint as of January 1, 2018.  With this presentation, the La Quinta franchise and management business is reported as discontinued operations.

(2)

For the three and six months ended June 30, 2018, amounts are calculated on a pro forma basis. Refer to “Pro Forma Financial Information” below and tables attached to this press release for a discussion and reconciliation of the Pro Forma financial information and adjusted results of operations.

(3)	Comparable hotel portfolio includes 298 hotels of the total 308 hotels owned as of June 30, 2019.

Second Quarter 2019 Financial and Operating Results

The Company reported net loss of $19 million, or $0.32 loss per fully diluted share, for the quarter ended June 30, 2019, compared to net loss of $48 million, or $0.82 loss per fully diluted share, for the quarter ended June 30, 2018. The year-over-year difference is primarily due to the loss on discontinued operations, loss on extinguishment of debt and spin-off and reorganization expenses incurred in the quarter ended June 30, 2018.  These expense decreases were partially offset by a decrease in revenue and a full quarter of reported management and royalty fees for the quarter ended June 30, 2019 as compared to the same period in 2018.

Comparable RevPAR for the second quarter of 2019 decreased 6.1% over the same period of 2018, driven by a 4.5% decrease in comparable ADR and 120 basis points decrease in comparable Occupancy. Top performing markets included Long Island, Myrtle Beach, Orlando, and Phoenix.

Adjusted EBITDAre for the second quarter of 2019 was $46 million as compared to $58 million on a pro forma basis for the same period in 2018. Decreases in rooms revenue during the second quarter of 2019 were partially offset by a corresponding decrease in management, royalty, and other brand fees on a pro forma basis.  Excluding the effect of all the assets sold over the trailing twelve months ended June 30, 2019, Adjusted EBITDAre for the second quarter would have decreased by approximately $11 million year-over-year on a pro forma basis.  Additionally, further excluding the effect of the four properties that experienced displacement in the second quarter (see footnote 2 under Outlook), Adjusted EBITDAre for the second quarter would have decreased by approximately $9 million year-over-year on a pro forma basis.

Dispositions

In May 2019, the Company sold three hotels, totaling 395 rooms for a total gross sales price of approximately $16 million.  Two of the properties sold were located in Savannah, Georgia and one property was located in Aurora, Colorado.  The net proceeds from these sales were used to repay debt outstanding on the CMBS Loan.

In June 2019, the Company sold one 150-room hotel, in Oakbrook Terrace, Illinois, for a gross sales price of approximately $3 million.  This hotel had been non-operational since 2016.

Subsequent to quarter end, in July and August 2019, the Company sold seven hotels, totaling 796 rooms for a total gross sales price of approximately $29 million.  Two of the properties sold were located in Birmingham, Alabama, one property was located in Mobile, Alabama, one property was located in Gurnee, Illinois, one property was located in Jackson, Tennessee, one property was located in Memphis, Tennessee, and one property was located in Abilene, Texas.  A portion of the net proceeds from these sales, totaling $10 million, was used to repay debt outstanding on the CMBS Loan.

As of August 13, 2019, the Company has 27 hotels under contract with qualified buyers, expected to generate over $100 million of gross proceeds, that it expects to close by the end of 2019.  There can be no assurance as to the timing of any future sales, whether any approvals required from under applicable franchise agreements will be obtained, or whether such sales will be completed at all.

Capital Investments

The Company invested approximately $25 million in the second quarter of 2019 in capital improvements.  As of June 30, 2019, all 54 hotels in the Company’s strategic repositioning program, except for one property in Los Angeles, California, have completed the construction phase of their renovations.  The Company expects to complete construction on the one remaining repositioning hotel in the third quarter of 2019.

Balance Sheet and Liquidity

As of June 30, 2019, the Company had total cash and cash equivalents of $42 million, excluding lender escrows of approximately $19 million, and no borrowings on its $150 million revolving credit facility.

At the end of the second quarter of 2019, the Company had total debt principal outstanding of $1.016 billion, which consisted of the following:

(Unaudited, $ in millions)

Debt	Interest Rate	Maturity Date	Principal Balance Outstanding
CMBS Loan (1)	L + 2.75%	June 2025	$1,016
Revolving Credit Facility (2)	L + 4.50%	May 2021	—
Total Principal Debt			$1,016
(1)

Maturity date assumes the exercise of all borrower extension options.  Initial maturity date is June 2020, with borrower options to extend the initial maturity date for five successive terms of one year each. The CMBS Loan is 20% pre-payable without penalty and will become 100% pre-payable without penalty in November 2019. Amount shown represents gross principal balance outstanding.

(2)

$150 million revolving credit facility. Maturity date assumes the exercise of all borrower extension options. Initial maturity date is May 2020, with borrower option to extend the initial maturity date for one term of one-year.

Share Repurchase Program

On March 21, 2019, our Board of Directors authorized a $50 million share repurchase program.

To date in 2019, the Company has repurchased 2.2 million shares of its common stock at an average price of $11.70 per share for an aggregate purchase price of approximately $26 million. During the second quarter of 2019, the Company repurchased 1.4 million shares of its common stock at an average price of $12.20 per share.  The Company has approximately $24 million of remaining authorized capacity under its existing $50 million share repurchase program.

Under the program, the Company may purchase shares in the open market, in privately negotiated transactions or in such other manner as determined by it, including through repurchase plans complying with the rules and regulations of the Securities and Exchange Commission (the “SEC”). The amount and timing of any repurchases made under the share repurchase program will depend on a variety of factors, including available liquidity, cash flow and market conditions. The share repurchase program does not obligate Company to repurchase any dollar amount or number of shares of common stock and the program may be suspended or discontinued at any time.

Dividend

On May 14, 2019, our Board of Directors authorized and the Company declared a cash dividend of $0.20 per share of common stock with respect to the second quarter of 2019.  The second quarter dividend was paid on July 15, 2019 to stockholders of record as of June 28, 2019.

On August 13, 2019, our Board of Directors authorized and the Company declared a cash dividend of $0.20 per share of common stock with respect to the third quarter of 2019.  The third quarter dividend will be paid on October 15, 2019 to stockholders of record as of September 30, 2019. All future dividends will be at the sole discretion of CorePoint’s Board of Directors.

Insurance Claims Update

All properties impacted by the 2017 and 2018 hurricanes, except for the Company’s property in Panama City, Florida, are open.  The Company expects this hotel to be open by the end of 2019.

CorePoint expects that insurance proceeds, excluding any applicable insurance deductibles, will be sufficient to cover a significant portion of the property damage to the hotels and the related operating loss.  Through June 30, 2019, the Company has received approximately $19 million in total business interruption insurance proceeds, which includes approximately $6 million received during the second quarter of 2019 that is excluded from Adjusted EBITDAre.

Tax Matters Agreement Update

As previously disclosed, in connection with the spin-off and La Quinta merger transaction, the parties agreed to set aside $240 million as a reserve amount to pay certain taxes that will be due as a result of the spin-off and related transactions.  If the tax amount due is less than $240 million, the remaining amount will be paid to CorePoint in cash.  While the determination of the ultimate tax amount due is ongoing, CorePoint currently expects the $240 million reserve to be more than sufficient to cover such tax liability.

Outlook

CorePoint has updated its full-year 2019 outlook as follows:

($ in millions, except per share data)

Metric	Prior Outlook (5/14/19)	Current Outlook
Comparable RevPAR Growth	0.0% to 2.0%	(4.5)% to (2.5)%
Adjusted EBITDAre	$173 to $184	$150 to $160
Adjusted FFO per diluted share	$1.89 to $2.04	$1.52 to $1.67

The current Adjusted EBITDAre outlook vs. prior outlook (at midpoint) is as follows:

($ in millions)

Prior outlook (5/14/2019)	$179
EBITDAre from Asset Sales (1)	(1)
EBITDAre from Property Displacement (2)	(4)
EBITDAre outlook revision (3)	(19)
Current outlook	$155
(1)	Represents the reduction in Adjusted EBITDAre for the assets sold between May 14, 2019 and August 13, 2019.
(2)

Represents the reduction in Adjusted EBITDAre from 2019 displacement at the following hotels: Clifton, New Jersey (rooms temporarily out of service due to fire damage at this recently repositioned hotel), Columbia, South Carolina (property casualty event), Los Angeles, California (construction delays at this reposition property), and Panama City, Florida (construction delays at this hurricane impacted property). For three of the four properties (excluding the property in Los Angeles, California), we expect to recover $3 million of operating losses through business interruption proceeds.

(3)

Includes impact of revenue disruption following the transition and integration of our hotels in April 2019.  Represents a reduction in the following outlook midpoints: hurricane impacted hotels by $4 million, repositioning impacted hotels by $4 million, oil impacted hotels by $2 million and the remaining portfolio by $9 million.

This outlook assumes approximately $20 million for 2019 corporate general and administrative expenses, excluding stock-based compensation and severance expense.

This outlook is based on management’s current view of both the operating and economic environment of the Company’s existing portfolio and does not take into account any unanticipated developments in its business, changes in its operating environment, or any unannounced hotel acquisitions, closed dispositions or capital markets activity, including share repurchases. The Company’s achievement of anticipated full-year 2019 operating results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the SEC.

Earnings Call and Webcast

The Company will host a quarterly conference call for investors and other interested parties on Tuesday, August 13, 2019 beginning at 5:00 p.m. Eastern Time.

The call may be accessed by dialing (866) 300-4611, or (703) 736-7439 for international participants, and entering the passcode 2772459.  Participants may also access the call via webcast by visiting the Company's investors website at www.corepoint.com/investors. You are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time. The replay of the call will be available from approximately 8:00 p.m. Eastern Time on August 13, 2019 through 8:00 p.m. Eastern Time on August 20, 2019. To access the replay, the domestic dial-in number is (855) 859-2056, the international dial-in number is (404) 537-3406, and the passcode is 2772459.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements relating to the expected timing, completion and effects of the ongoing hotel strategic repositioning program, as well as other statements representing management’s beliefs about future events, transactions, strategies, operations and financial results and other non-historical statements, including, without limitation, the statements in the “Outlook” section of this press release. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: risks related to the Company’s recent spin-off from La Quinta and the merger of La Quinta’s management and franchise business with Wyndham Worldwide Corporation; business and financial risks inherent to the lodging industry; macroeconomic and other factors beyond the Company’s control; the geographic concentration of the Company’s hotels; the Company’s inability to compete effectively; the Company’s concentration in the La Quinta brand; the Company’s dependence on the performance of La Quinta and other third-party hotel managers; covenants in the Company’s hotel franchise agreements that limit or restrict the sale of its hotels; risks posed by the Company’s acquisition, redevelopment, repositioning, renovation and re-branding activities, as well as its disposition activities; risks resulting from significant investments in real estate; cyber threats and the risk of data breaches or disruptions; the growth of internet reservation channels; and the Company’s substantial indebtedness. Additional risks and uncertainties include, among others, those risks and uncertainties described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 21, 2019, as such factors may be updated from time to time in the Company’s periodic filings with the SEC. You are urged to carefully consider all such factors. Although it is believed that the expectations reflected in such forward-looking statements are reasonable and are expressed in good faith, such expectations may not prove to be correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only to expectations as of the date of this communication. The Company does not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this communication, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If the Company makes any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this press release, such statements or disclosures will be deemed to modify or supersede such statements in this press release.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release including FFO, Adjusted FFO, Pro Forma Adjusted FFO, Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Comparable Hotel Adjusted EBITDAre, Pro Forma Comparable Hotel Adjusted EBITDAre, Comparable Hotel Adjusted EBITDAre margin, and Pro Forma Comparable Hotel Adjusted EBITDAre margin. All such non-GAAP financial measures are unaudited. Please see the tables to this press release for definitions of such non-GAAP financial measures and reconciliations of such financial measures to the most directly comparable GAAP measure for historical periods.

A reconciliation of anticipated full-year 2019 Adjusted EBITDAre and Adjusted FFO per diluted share to the closest GAAP financial measures is not available on a forward-looking basis without unreasonable efforts due to the high variability, complexity and uncertainty with respect to forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for impairment charges, gains or losses on sales of assets, and the timing and magnitude of other amounts in the reconciliation of historic numbers.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

Pro Forma Financial Information

Certain financial measures and other information have been adjusted for CorePoint’s historical debt and related balances and interest expense to give the net effect to financing transactions that were completed in connection with the spin-off, incremental fees based on the terms of the post spin-off management and franchise agreements, the removal of costs incurred related to the spin-off, the establishment of CorePoint as a separate stand-alone public company, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure and adjustments to reflect post spin-off corporate general and administrative costs. Further adjustments have been made to reflect the effects of hotels disposed of during the periods presented. When presenting such information, the amounts are identified as “Pro Forma.”  The Pro Forma financial measures are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable.  Accordingly, the Pro Forma financial data is not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving pro forma effect actually occurred on the dates indicated.

About CorePoint

CorePoint Lodging Inc. (NYSE: CPLG) is the only pure-play publicly traded U.S. lodging REIT strategically focused on the ownership of midscale and upper-midscale select-service hotels.  CorePoint owns a geographically diverse portfolio in attractive locations primarily in or near employment centers, airports, and major travel thoroughfares. The portfolio consists of all La Quinta branded hotels.  For more information, please visit CorePoint’s website at www.corepoint.com.

Contact:

Becky Roseberry

SVP – Finance

214-501-5535

investorrelations@corepoint.com

COREPOINT LODGING INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF JUNE 30, 2019 AND DECEMBER 31, 2018

(in millions, except share data)

	June 30, 2019	December 31, 2018
ASSETS
Assets:
Real estate
Land	$687	$694
Buildings and improvements	2,581	2,562
Furniture, fixtures, and other equipment	385	387
Gross operating real estate	3,653	3,643
Less accumulated depreciation	(1,456)	(1,386)
Net operating real estate	2,197	2,257
Construction in progress	34	43
Total real estate, net	2,231	2,300

Right of use assets	28	—
Cash and cash equivalents	42	68
Accounts receivable	34	33
Other assets	60	54
Total Assets	$2,395	$2,455
LIABILITIES AND EQUITY
Liabilities:
Debt, net	$1,002	$1,014
Mandatorily redeemable preferred shares	15	15
Accounts payable and accrued expenses	101	99
Dividends payable	11	12
Other liabilities	51	11
Deferred tax liabilities	6	7
Total Liabilities	1,186	1,158
Commitments and contingencies
Equity:
Common stock	1	1
Additional paid-in-capital	954	974
Retained earnings	251	319
Noncontrolling interest	3	3
Total Equity	1,209	1,297
Total Liabilities and Equity	$2,395	$2,455

COREPOINT LODGING INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019 AND 2018

(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

REVENUES:
Rooms	$215	$228	$419	$420
Other	4	5	8	9
Total Revenues	219	233	427	429
OPERATING EXPENSES:
Rooms	102	98	195	185
Other departmental and support	28	30	59	59
Property tax, insurance and other	19	17	36	35
Management and royalty fees	21	9	42	9
Corporate general and administrative	14	39	22	63
Depreciation and amortization	46	39	90	76
(Gain) loss on sales of real estate, casualty and other, net	(6)	3	(6)	2
Total Operating Expenses	224	235	438	429
Operating Loss	(5)	(2)	(11)	—
OTHER INCOME (EXPENSES):
Interest expense	(18)	(18)	(36)	(31)
Other income, net	5	4	7	4
Loss on extinguishment of debt	—	(10)	—	(10)
Total Other Expenses, net	(13)	(24)	(29)	(37)
Loss from Continuing Operations before income taxes	(18)	(26)	(40)	(37)
Income tax expense	(1)	(2)	(6)	(1)
Loss from Continuing Operations, net of tax	(19)	(28)	(46)	(38)
Loss from discontinued operations, net of tax	—	(20)	—	(25)
Net loss	$(19)	$(48)	$(46)	$(63)
Earnings (loss) per share:
Basic and diluted from continuing operations	$(0.32)	$(0.48)	$(0.80)	$(0.65)
Basic and diluted from discontinued operations	—	(0.34)	-	(0.43)
Basic and diluted earnings (loss) per share	$(0.32)	$(0.82)	$(0.80)	$(1.08)

RECONCILIATIONS

Prior to the consummation of CorePoint’s spin-off from LaQuinta on May 30, 2018, CorePoint had no material business transactions or activities. In connection with the spin-off, La Quinta conveyed its owned real estate assets and certain related assets and liabilities to CorePoint and CorePoint completed certain debt financing transactions.

The unaudited Pro Forma financial data for the three and six months ended June 30, 2018 are presented as if the spin-off and related transactions all had occurred on January 1, 2018. The unaudited Pro Forma combined financial information excludes items that are not expected to have a continuing effect on the Company. Adjustments include CorePoint’s historical debt and related balances and interest expense to give net effect to the financing transactions that were completed in connection with the spin-off, incremental fees based on the terms of the post spin-off management and franchise agreements, the removal of costs incurred related to the spin-off, the establishment of CorePoint as a separate stand-alone public company, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure, and adjustments to reflect post spin-off corporate general and administrative costs. Further adjustments have been made to reflect the effects of hotels disposed of during the periods presented. The Pro Forma financial measures are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. Accordingly, the unaudited Pro Forma financial data is not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving pro forma effect actually occurred on the dates indicated.

The tables below provide a reconciliation of the Pro Forma financial information, for the Company to the Company’s historical information, a reconciliation of Hotel Adjusted EBITDAre, Adjusted EBITDAre, EBITDAre and EBITDA to Net Income, both on a Pro Forma and historical basis and a reconciliation of FFO and Adjusted FFO to Net Income, both on a Pro Forma and historical basis.  We believe this financial information provides meaningful supplemental information because it reflects the portion of the La Quinta business that was conveyed to CorePoint and the ongoing effects of the other spin-off related transactions. This represents how management views the business and reviews our operating performance. It is also used by management when publicly providing the business outlook. See the definitions of “EBITDA,” “EBITDAre,” “Adjusted EBITDAre,” “Comparable Hotel Adjusted EBITDAre,” “FFO” and “Adjusted FFO,” including Pro Forma adjusted amounts for a further explanation of the use of these measures.

“EBITDA.” Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure in many REIT and non-REIT related industries. The Company believes EBITDA is useful in evaluating our operating performance because it provides an indication of our ability to incur and service debt, to satisfy general operating expenses, and to make capital expenditures.  We calculate EBITDA excluding discontinued operations.

“EBITDAre.”  The Company presents EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“Nareit”).  Nareit defines EBITDAre as net income or loss, excluding interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of property, impairments, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates.  The Company believes EBITDAre is a useful performance measure to help investors evaluate and compare the results of the Company’s operations from period to period.  EBITDAre is intended to be a supplemental non-GAAP financial measure that is independent of a company’s capital structure.

“Adjusted EBITDAre.”  The Company adjusts EBITDAre when evaluating its performance because the Company believes that the adjustment for certain items, such as restructuring and separation transaction expenses, acquisition and disposition transaction expenses, stock-based compensation expense, discontinued operations, and other items not indicative of ongoing operating performance, provides useful supplemental information to management and investors regarding its ongoing operating performance. The Company believes that EBITDAre and Adjusted EBITDAre provide useful information to investors about it and its financial condition and results of operations for the following reasons: (i) EBITDAre and Adjusted EBITDAre are among the measures used by the Company’s management to evaluate its operating performance and make day-to-day operating decisions; and (ii) EBITDAre and Adjusted EBITDAre are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measure to compare results or estimate valuations across companies in and apart from the Company’s industry sector.

EBITDA, EBITDAre and Adjusted EBITDAre are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing the Company’s results as reported under GAAP. Some of these limitations are that these measures:

•	do not reflect changes in, or cash requirements for, the Company’s working capital needs;
•	do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments, on its indebtedness;
•	do not reflect the Company’s tax expense or the cash requirements to pay its taxes;
•	do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•	EBITDAre and Adjusted EBITDAre do not include gains or losses on the disposition of properties which may be material to our operating performance and cash flow;

•

do not reflect the impact on earnings or changes resulting from matters that the Company considers not to be indicative of our future operations, including but not limited to discontinued operations, impairment, acquisition and disposition activities and restructuring expenses;

•

although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced, upgraded or repositioned in the future, and EBITDA, EBITDAre and Adjusted EBITDAre do not reflect any cash requirements for such replacements; and

•	other companies in the Company’s industry may calculate EBITDA, EBITDAre and Adjusted EBITDAre differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a replacement to net income presented in accordance with GAAP, discretionary cash available to the Company to reinvest in the growth of its business or as measures of cash that will be available to the Company to meet its obligations.

“Comparable Hotel Adjusted EBITDAre” measures property-level results at the Company’s Comparable hotels before corporate-level expenses and is a key measure of the hotel’s profitability. The Company presents Pro Forma Hotel Adjusted EBITDAre to help the Company and its investors evaluate the ongoing operating performance of the Company’s properties.

“Comparable Hotel Adjusted EBITDAre margin” represents the ratio of Pro Forma Comparable Hotel Adjusted EBITDAre to pro forma total revenues.

Funds from operations (“FFO”) and “Adjusted FFO”. We present Nareit FFO attributable to common stockholders and Nareit FFO per diluted share (defined as set forth below) as non-GAAP measures of our performance.  We calculate FFO attributable to common stockholders for a given operating period in accordance with standards established by Nareit, as net income or loss attributable to common stockholders (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses on sales of certain real estate assets, impairment write-downs of real estate assets, discontinued operations, income taxes related to sales of certain real estate assets, and the cumulative effect of changes in accounting principles, plus adjustments for unconsolidated joint ventures.  Adjustments for unconsolidated joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis.  Since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, Nareit adopted the FFO metric in order to promote an industry wide measure of REIT operating performance. We believe Nareit FFO provides useful information to investors regarding our operating performance and can facilitate comparisons of operating performance between periods and between REITs. Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently than we do.  We calculate Nareit FFO per diluted share as our Nareit FFO divided by the number of fully diluted shares outstanding during a given operating period.

We also present Adjusted FFO attributable to common stockholders and Adjusted FFO per diluted share when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance and in our annual budget process. We believe that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of our operating performance.  We adjust Nareit FFO attributable to common stockholders for the following items, and refer to this measure as Adjusted FFO attributable to common stockholders: transaction expense associated with the potential disposition or acquisition of real estate or businesses, severance expense, share-based compensation expense, litigation gains and losses outside the ordinary course of business, amortization of deferred financing costs, reorganization costs and separation transaction expenses, loss on early extinguishment of debt, straight-line ground lease expense, casualty losses, deferred tax expense and other items that we believe are not representative of our current or future operating performance.

Nareit FFO attributable to common stockholders and Adjusted FFO attributable to common stockholders are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under GAAP. Nareit FFO is not an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to fund dividends. Nareit FFO is also not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining Nareit FFO.  Investors are cautioned that we may not recover any impairment charges in the future. Accordingly, Nareit FFO should be reviewed in connection with GAAP measurements.  We believe our presentation of Nareit FFO is in accordance with the Nareit definition; however, our Nareit FFO may not be comparable to amounts calculated by other REITs.

PRO FORMA ADJUSTED EBITDAre NON-GAAP RECONCILIATION

(unaudited, in millions)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Net loss	(19)	(48)	(46)	(63)
Interest expense	18	18	36	31
Income tax expense	1	2	6	1
Depreciation and amortization	46	39	90	76
Loss from discontinued operations	—	20	—	25
EBITDA	46	31	86	70
(Gain) loss on sales of real estate, casualty and other, net	(6)	3	(6)	2
EBITDAre	40	34	80	72
Equity-based compensation expense	2	1	4	2
Severance expense, including equity-based compensation expense	6	—	6	—
Spin-Off and reorganization expenses	1	26	2	38
Loss on extinguishment of debt	—	10	—	10
Other income, net	(3)	(1)	(3)	—
Adjusted EBITDAre	46	70	89	122
Pro forma adjustments	—	(12)	—	(27)
Pro Forma Adjusted EBITDAre	$46	$58	$89	$95

Additional information:

•

Adjusted EBITDAre for the three and months ended June 30, 2019 has been adjusted to exclude business interruption insurance proceeds of $6 million and $7 million, respectively, collected and included as income in net loss. There was no similar adjustment for the three and six months ended June 30, 2018.

•

For the three months ended June 30, 2019, we sold four properties for a gross sales price of $19 million.  The resulting gain was $2 million. For the six months ended June 30, 2019, we sold six properties for a gross sales price of $24 million.  The resulting gain was $2 million. For the six months ended June 30, 2018, we sold one hotel for gross proceeds of $5 million resulting in a gain on sale of $0.5 million. The GAAP reported gains on sale for both periods, which are included in net loss, has been excluded in the calculations of EBITDAre and Adjusted EBITDAre.

•

Pro forma adjustments include adjustments for incremental fees based on the terms of the post spin-off management and franchise agreements, adjustments to reflect the post spin-off corporate general and administrative costs, and adjustments to reflect the effects of hotels disposed of during the periods presented.

PRO FORMA ADJUSTED HOTEL ADJUSTED EBITDA AND TOTAL REVENUES

NON-GAAP RECONCILIATION(1)

(unaudited, in millions)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Pro Forma Adjusted EBITDAre	$46	$58	$89	$95
Corporate, general and administrative expenses (2)	5	5	10	10
Pro Forma Hotel Adjusted EBITDAre	51	63	99	105
Impact of non-comparable hotels	(1)	(1)	(3)	—
Pro Forma Comparable Hotel Adjusted EBITDAre	$50	$62	$96	$105

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Total Revenues	$219	$233	$427	$429
Pro forma adjustments (3)	—	1	—	2
Pro Forma Total Revenues	219	234	427	431
Impact of non-comparable hotels	(7)	(8)	(17)	(14)
Pro Forma Comparable Hotel Revenues	$212	$226	$410	$417

(1)

For the three and six months ended June 30, 2018, amounts are calculated on a pro forma basis. Refer to “Pro Forma Financial Information” above and preceding tables for a discussion and reconciliation of the Pro Forma financial information.

(2)	Includes adjustments to exclude the effects of corporate, general and administrative costs.
(3)	Pro forma adjustments include adjustments to reflects the effects of hotels disposed of during the periods presented and adjustments related to additional revenue from loyalty program reimbursements.

PRO FORMA ADJUSTED FFO NON-GAAP RECONCILIATION

(unaudited, in millions)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Net loss	(19)	(48)	(46)	(63)
Depreciation and amortization	46	39	90	76
Loss from discontinued operations	—	20	-	25
(Gain) loss on sales of real estate, casualty and other, net	(6)	3	(6)	2
Nareit defined FFO attributable to common stockholders	21	14	38	40
Equity-based compensation expense	2	1	4	2
Noncash income tax benefit, net	(1)	—	(1)	—
Amortization expense of deferred financing costs	3	3	7	4
Severance expense, including equity-based compensation expense	6	—	6	—
Spin-Off and reorganization expenses	1	26	2	38
Loss on extinguishment of debt	—	10	—	10
Other income, net	(3)	(1)	(3)	—
Adjusted FFO attributable to common stockholders	$29	$53	$53	$94
Pro forma adjustments	—	(11)	—	(30)
Pro forma adjusted FFO attributable to common stockholders	$29	$42	$53	$64

Weighted average number of shares outstanding, diluted	58.1	59.0	58.8	58.8

Pro forma adjusted funds from operations per share, diluted	$0.50	$0.71	$0.90	$1.09

Additional information:

•

Adjusted FFO attributable to common stockholders for the three and six months ended June 30, 2019 has been adjusted to exclude business interruption insurance proceeds of $6 million and $7 million, respectively, collected and included in net loss. There was no similar adjustment for the three and six months ended June 30, 2018.

•

For the three months ended June 30, 2019, we sold four properties for a gross sales price of $19 million.  The resulting gain was $2 million. For the six months ended June 30, 2019, we sold six properties for a gross sales price of $24 million.  The resulting gain was $2 million. For the six months ended June 30, 2018, we sold one hotel for gross proceeds of $5 million resulting in a gain on sale of $0.5 million. The GAAP reported gains on sale for both periods, which are included in net loss, has been excluded in the calculations of Adjusted FFO attributable to common stockholders.

•

Pro forma adjustments include adjustments for incremental fees based on the terms of the post spin-off management and franchise agreements, adjustments to reflect the post spin-off corporate general and administrative costs, adjustments to reflect the effects of hotels disposed of during the periods presented, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure and adjustments for CorePoint’s historical debt and related balances and interest expense (including the amortization of deferred financing costs) to give the net effect to financing transactions that were completed in connection with the spin-off.

•

Weighted average shares were adjusted in the historical periods for the one for two stock split that occurred on May 30, 2018 and assumes that all shares were fully dilutive for the three and six months ended June 30, 2019 and 2018.  This presentation will differ from our GAAP diluted shares for the anti-dilutive effects when we report a net GAAP loss.

CERTAIN DEFINED TERMS

Average daily rate (“ADR”) represents hotel room revenues divided by total number of rooms sold in a given period. ADR measures the average room price attained by a hotel or group of hotels, and ADR trends provide useful information concerning pricing policies and the nature of the guest base of a hotel or group of hotels. Changes in room rates have an impact on overall revenues and profitability.

“Occupancy” represents the total number of rooms sold in a given period divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

Revenue per available room (“RevPAR”) is defined as the product of the ADR charged and the average daily occupancy achieved. RevPAR does not include other ancillary, non-room revenues, such as food and beverage revenues or parking, telephone or other guest service revenues generated by a hotel, which are not significant for CorePoint.

RevPAR changes that are driven predominately by occupancy have different implications for overall revenue levels and incremental hotel operating profit than changes driven predominately by ADR. For example, increases in occupancy at a hotel would lead to increases in room revenues, as well as incremental operating costs (including, but not limited to, housekeeping services, utilities and room amenity costs). RevPAR increases due to higher ADR, however, would generally not result in additional operating costs, with the exception of those charged or incurred as a percentage of revenue, such as credit card fees and commissions. As a result, changes in RevPAR driven by increases or decreases in ADR generally have a greater effect on operating profitability than changes in RevPAR driven by occupancy levels. Due to seasonality in our business, we review RevPAR by comparing current periods to budget and period-over-period.

“RevPAR Index” measures a hotel’s fair market share of its competitive set’s revenue per available room.

“Comparable hotels” are defined as hotels that were active and operating in our portfolio for at least one full calendar year as of the end of the applicable reporting period and were active and operating as of January 1st of the previous year; except for: (i) hotels that sustained substantial property damage or other business interruption; (ii) hotels that become assets held for sale; or (iii) hotels in which comparable results are otherwise not available. Management uses comparable hotels as the basis upon which to evaluate ADR, occupancy and RevPAR between periods for the set of comparable hotels existing at the reporting date versus the results of the same set of hotels in the prior period. Of the 308 hotels in our portfolio as of June 30, 2019, 298 have been classified as comparable hotels for the three and six months ended June 30, 2019.